Exhibit 99.2

NEWS RELEASE

1150 W. Century Ave.
Bismarck, ND 58503

Knife River Corporation Completes Spinoff from MDU Resources

BISMARCK, N.D. — June 1, 2023 — Knife River Corporation (NYSE: KNF) today announced the successful completion of its spinoff from MDU Resources Group, Inc. (NYSE: MDU). As a result of the spinoff, Knife River is now an independent, public company that will begin “regular way” trading this morning on the New York Stock Exchange.

“The opportunity to ring the opening bell at the New York Stock Exchange this morning, representing nearly 6,000 dedicated Knife River team members, is truly an honor and is an exciting moment in our company’s history,” said Brian R. Gray, president and CEO of Knife River. “Our team is well-established and well prepared to be on our own as a pure-play construction materials and contracting services company. We are focused on building America’s infrastructure and delivering long-term value for our shareholders.”

As previously announced, the separation of Knife River Corporation occurred through a pro rata distribution of approximately 90% of the outstanding shares of KNF common stock to MDU Resources’ stockholders. In connection with the spinoff, MDU Resources’ stockholders retained their shares of MDU common stock and received one share of KNF common stock on May 31 for every four shares of MDU common stock held on May 22, 2023, the record date for the distribution. MDU Resources retained approximately 10% of Knife River’s common stock. Additional details about the distribution and Knife River’s management and business can be found in the information statement attached to Knife River’s Registration Statement on Form 10 as Exhibit 99.1, which can be found at https://investors.kniferiver.com.

In connection with the completion of the spinoff, effective today, the company changed its name from Knife River Holding Company to Knife River Corporation.

About Knife River
Knife River Corporation, a member of the S&P MidCap 400 index, mines aggregates and markets crushed stone, sand, gravel and related construction materials, including ready-mix concrete, asphalt and other value-added products. It also distributes cement and asphalt oil. It performs integrated contracting services. For more information about Knife River, visit www.kniferiver.com.

Advisors
J.P. Morgan Securities LLC and PJT Partners are serving as financial advisors for the transaction; Wachtell, Lipton, Rosen & Katz is serving as legal advisor.

Forward-Looking Statement
The information in this release includes certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements contained in this release, including statements about the future state and value of Knife River, are expressed in good faith and are believed by Knife River to have a reasonable basis. Nonetheless, actual results may differ materially from the projected results expressed in the forward-looking statements. There can be no assurance that the actual results or developments anticipated by Knife River will be realized or, even if substantially realized, that they will have the expected consequences to or effects on Knife River or its business or operations. For a discussion of important factors that could cause actual results to differ materially from those expressed in the forward-looking statements, refer to Item 1A-Risk Factors in Knife River’s Form 10 and most recent Form 10-Q.

Media Contacts:
Tony Spilde, Knife River senior director of communications, 541-693-5949
Laura Lueder, MDU Resources manager of communications and public relations, 701-530-1095

Investor Contacts:
Zane Karimi, Knife River director of investor relations, 503-944-3508
Brent Miller, MDU Resources director of financial projects and investor relations, 701-530-1730